Exhibit 99.2
                                                                ------------


                      1990 STOCK OPTION AND INCENTIVE PLAN
                   OF REFAC TECHNOLOGY DEVELOPMENT CORPORATION

                             STOCK OPTION AGREEMENT

      This STOCK OPTION AGREEMENT (the "Agreement") is between REFAC TECHNOLOGY DEVELOPMENT CORPORATION, a Delaware corporation (the
 "Employer"), and the employee whose name appears on the Schedule attached to this Agreement (the "Grantee"), under the 1990 Stock Option and Incentive Plan of the Employer (the "Plan").

      Because of exceptional services provided by the Grantee to the Employer, and/or in order to provide an incentive to the Grantee to exert his utmost efforts on behalf of the Employer, the Grantee has been awarded one or more Options on the terms and conditions set forth in the Plan, the Agreement and the Schedule.

      Terms which are defined in the Plan will have the meanings set forth therein and the following terms will have the following meanings when used in this Agreement:

      "Expiration Date" is the earliest of (1) the last date on which any Options can be exercised as set forth in the Schedule, (2) 90 days after the date of termination of the Grantee other than for cause or by reason of death, disability or retirement, (3) one year after the death, disability or retirement of the Grantee, (4) the date of termination for any other reason or (5) the date 10 years after the date of grant.

      "Schedule" means the schedule attached to the end of this Agreement listing information about the Options being granted to the Grantee.

      Section 1. Options. To the extent indicated in the Schedule, the Grantee is hereby granted one or more Options to purchase shares of Common Stock, par value of $0.10, of the Employer.

      Section 2.  Exercise of Rights.

      2.1 Times when Common Stock can be Purchased. Subject to the provisions of the Plan and except as noted on the Schedule, Options will become exercisable immediately on the date of grant.

      2.2 Notice. If the holder of an Option wishes to exercise any of the holder's rights, the holder must give notice of exercise to the Employer at the Employer's principal office. The holder must give the notice in writing in form satisfactory to the Committee. The holder must include with the notice full payment for any Common Stock being purchased under any Option (unless, in accordance with the Plan, the Committee shall have provided otherwise), and any taxes due under Section 2.3 hereof.

      2.3   Payment.

      2.3.1 Payment of the Option Price for any Common Stock being purchased under an Option must be made in cash, by certified or bank check or by delivering to the Employer stock of the Employer which the Grantee already owns. If the Grantee pays by delivering stock of the Employer, the holder must include with the notice of exercise the certificates for the stock duly endorsed for transfer. The Employer will value the stock delivered by the Grantee at its Fair Market Value on the date of receipt as set forth in the Plan and, if the value of the stock delivered by the Grantee exceeds the amount required under this Section 2.3.1, will return to the Grantee cash in an amount equal to the value, so determined, of any fractional portion of a share of stock exceeding the amount required and will issue a certificate for any whole share of stock exceeding the amount required.

      2.3.2 The holder cannot buy any Common Stock under an Option unless, at the time the holder gives notice of exercise to the Employer, the holder includes with such notice payment in cash or by certified or bank check of all local, state or federal withholding taxes due, if any, on account of buying Common Stock under the Option or gives other assurance to the Employer satisfactory to the Committee of the payment of those withholding taxes.

      2.4   Transfer.

      2.4.1 The Employer shall deliver certificates for Common Stock bought under an Option as soon as practicable after receiving payment for the Common Stock and for any taxes under Section 2.3 hereof, and all documents required under the Plan and the Agreement. The certificates will be made out in the name of the holder and shall be legended as follows:

           "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, transferred, pledged, hypothecated or offered for sale in the absence of an effective registration statement relating to such shares under such Act or a written opinion of counsel to REFAC Technology Development Corporation that such registration is not required."

      2.4.2 If the Plan or any law, regulation or interpretation requires the Employer to take any action regarding the Common Stock, before the Employer issues certificates for the Common Stock being purchased, the Employer may delay delivering the certificates for the Common Stock for the period necessary to take that action.

      Section 3. Termination. In the event that the employment of a Grantee shall terminate (other than for cause or by reason of death, disability or retirement), all Options then outstanding (and not earlier terminated in accordance with their terms), may be exercised by such Grantee within ninety (90) days after the date of such termination. If a Grantee dies (a) while employed by the Company or a subsidiary thereof or (b) within ninety
 (90) days after the date of such Grantee's termination (other than for cause), or, if the Grantee's employment is terminated by reason of disability or retirement, all Options then outstanding (and not earlier terminated in accordance with their terms), may be exercised by such Grantee (or his legal representative) within one year after the date of death, disability or retirement. In the case of the termination of a Grantee for any other reason no Common Stock may be purchased by or on behalf of the holder under any Option.

      Section 4. Cancellation of Rights and Limited Rights. Pursuant to the provisions of the Plan, upon the exercise of a Right or Limited Right granted in tandem with an Option, the Related SAR Option or Related LSAR Option shall cease to be exercisable to the extent of the shares of Common Stock with respect to which such Right or Limited Right is exercised. Upon the exercise or termination of a Related SAR Option or Related LSAR Option, the Right or Limited Right with respect to such Related SAR Option or Related LSAR Option shall terminate to the extent of the shares of Common Stock with respect to which the Related SAR Option or Related LSAR Option was exercised or terminated.

      Section 5. Governing Provisions. The Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of the Agreement. If there is a difference or conflict between the provisions of the Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing the Agreement, the Grantee confirms that he has received a copy of the Plan.

      5.1 Entire Agreement. This Agreement, the Plan and the Schedule contain all of the understandings between the Employer and Grantee concerning all Options granted under the Plan, and includes all earlier negotiations and understandings. The Employer and Grantee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in the Agreement, the Plan or the Schedule.

      5.2 Employment. By establishing the Plan, granting rights under the Plan and entering into the Agreement, the Employer does not give Grantee any right to continue to be employed by the Employer or to be entitled to any remuneration or benefits not set forth in the Agreement, the Plan or the Schedule. None of the provisions of the Agreement, the Plan or the Schedule will interfere with or limit the right of the Employer to end Grantee's employment at any time.

      5.3 Captions. The captions and section numbers appearing in the Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Agreement.

      5.4 Counterparts. The Agreement may be executed in counterparts, each of which when signed by the Employer and Grantee will be deemed an original and all of which together will be deemed the same Agreement.

      5.5 Notice. Any notice or communication having to do with the Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Employer or the Committee, to the principal office of the Employer and, if to Grantee, to Grantee's last known address on the personnel records of the Employer.

      5.6 Amendment. The Agreement may be amended by the Employer as provided by the Plan. However, unless Grantee consents, the Employer cannot amend the Agreement if the amendment will materially change or impair the holder's rights under the Agreement and such change is not to the holder's benefit.

      5.7 Succession and Transfer. Each and all of the provisions of the Agreement are binding upon and inure to the benefit of the Employer and Grantee and their heirs, successors and assigns. However, the holder may not sell, give, transfer, encumber or assign, or use as collateral, any of the holder's rights under the Agreement or the Plan.

      5.8 Governing Law. The Agreement shall be governed and construed exclusively in accordance with the law of the State of New York applicable to agreements to be performed in the State of New York to the extent it may apply.

           The Employer and Grantee have caused Agreement to be signed and delivered as of the date set forth on the Schedule.

                            REFAC TECHNOLOGY DEVELOPMENT CORPORATION


                            By:____________________________________
                                Robert L. Tuchman, President & CEO

 Read and Agreed to:

 By:________________



                  1990 STOCK OPTION AND INCENTIVE PLAN OF
                  REFAC TECHNOLOGY DEVELOPMENT CORPORATION

                      STOCK OPTION AGREEMENT SCHEDULE

 Identification:

 1.   Name of Grantee:                       ______________________________

 2.   Address of Grantee:                    ______________________________

                                             ______________________________

 3,   Social Security Number of Grantee:     ______________________________

 4.   Date of Option Agreement:              ______________________________

 Terms of Grant.

 1.   INCENTIVE STOCK OPTIONS
      a.   Dates of grant                   ______________________________

      b.   Number of shares granted         ______________________________

      c.   Option prices                    ______________________________

      d.   Expiration dates                 ______________________________

      e.   Times at which options           ______________________________
           become exercisable